As filed with the Securities and Exchange Commission on March 23, 2012

File No. 333-151698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RJS DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

Florida (State or jurisdiction of incorporation or organization)

6552

(Primary Standard Industrial Classification Code Number)

200 Miramar Blvd. NE

St. Petersburg, Florida 33704

(727) 709-3382

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joe Tyszko

200 Miramar Blvd. NE

St. Petersburg, Florida 33704

(727) 709-3382

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg E. Jaclin, Esq.

Anslow & Jaclin LLP

195 Route 9 South, Suite 204

Manalapan, New Jersey 07726

Tel No.: (732) 409-1212

Fax No.: (732) 577-1188

20-0075049 (I.R.S. Employer Identification No.)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company filer.  See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer       .   Accelerated Filer       .   Non-Accelerated Filer       .   Smaller Reporting Company   X .

This post-effective amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Commission, acting pursuant to said Section 8(c), shall determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.01	735,000(1)	$0.25(1)	$183,750	$7.22

1)

This reflects a 25 for 1 reverse stock split effective March 2012.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.  The 735,000 shares of common stock identified in the table above relate to the Resale Offering by fifty (50) selling shareholders.  This includes 147,000 shares beneficially owned by our current officers, directors and affiliated persons.  There are a total of 1,400,000 shares of our common stock issued and outstanding as of March 22, 2012.

Our common stock is not traded on any national exchange.  The selling shareholders may sell shares of our common stock at a fixed price of $.01 per share for the duration of the offering.  The offering shall terminate no later than 180 days from the effective date of this registration statement.  The fixed price of $0.01 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.01.

There is no public market for our common stock. It is our intention to seek quotation on the OTC Bulletin Board subsequent to the date of this prospectus.  The lack of a public market for our common stock may place purchasers of shares being offered at risk of having an illiquid security.  There can be no assurance that any market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions must be at the fixed price of $.01 for the duration of the offering. The offering shall terminate no later than 180 days from the effective date of this registration statement. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED March 23, 2012

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated _________, 2012

RJS DEVELOPMENT, INC.

The Securities Being Offered For Resale Are Shares of Common Stock of RJS Development, Inc.

Shares offered by Security Holders in Resale Offering

  735,000

This prospectus relates to 735,000 shares of RJS Development Common Stock which are being offered in the Resale Offering, by the security holders named in this prospectus under the caption “Selling Security Holders.”  The 735,000 shares of common stock are being offered by fifty (50) selling shareholders.  This includes 147,000 shares beneficially owned by our current officers, directors and affiliated persons.  There are a total of 1,400,000 shares of our common stock issued and outstanding as of March 22, 2012.

Our common stock is not traded on any national exchange.  The selling shareholders may sell shares of our common stock at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no public market for our common stock. It is our intention to seek quotation on the OTC Bulletin Board subsequent to the date of this prospectus.  The lack of a public market for our common stock may place purchasers of shares being offered at risk of having an illiquid security.  There can be no assurance that any market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  Both Affiliated and non-affiliated selling security holders must sell their shares at the fixed price of $.01 per share for the duration of the offering. The offering shall terminate no later than 180 days from the effective date of this registration statement.

Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price.  Our common stock is presently not traded on any market or securities exchange.  There are no arrangements to place the funds raised in an escrow, trust or similar account.

The purchasers of common stock in this offering may be receiving an illiquid security.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.  We will incur all costs associated with this registration statement and prospectus.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk.  You should read the “RISK FACTORS” section beginning on page 6 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Nor have they made, or will they make, any determination as to whether anyone should buy these securities.  Any representation to the contrary is a criminal offense.

 Item 3. Prospectus Summary.

This summary highlights certain information contained elsewhere in this prospectus.  You should read the following summary together with the more detailed information regarding RJS Development, Inc. (“Us,” “We,” “Our,” “RJS,” the “Company,” or “the Corporation”) and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company Our Business

RJS Development specializes in commercial real estate development.  RJS has been doing business under their current name since May 27, 2003.  Originally formed to do any and all legal business, the intent of the corporation was to specialize in commercial real estate development, primarily retail shopping centers.   The President has been involved in commercial real estate projects ranging from strip center development, to acquiring vacant land, going through the rezoning process, obtaining all civil permits and approvals and then selling platted lots to retailers.  We build projects with the intent that they be sold either as fee-simple properties, be held in a limited liability corporation for which the President is a principal or have permanent debt placed on the assets and held as stabilized investment properties.  We focus on geographic areas, products and price points where we believe there is significant demand for new commercial space and the potential for attractive returns to our company and investors. We currently develop and build in the Greater Tampa Bay market where we target a diverse range of companies that need to lease commercial space. The Greater Tampa Bay Area is generally considered to include Hillsborough, Pinellas, Pasco and Sarasota, Florida counties.  Principal cities in these counties include Clearwater, Tampa, St. Petersburg and Sarasota, Florida.  These counties also include several smaller municipalities that surround the city limits of the aforementioned cities.

We focus on markets that have generally been characterized by strong population and economic growth trends that have led to strong demand for commercial space with long-term leasing.  Florida has been one of the states that have seen the highest population growth in the country.  The Greater Tampa Bay area has seen huge growth in population in the past decade and with these population growths comes development and the need for goods and services that retailers provide in what are called submarkets.  While we prefer to purchase land that is developed by others when practical, our core capabilities include obtaining or modifying the entitlements, obtaining all the necessary civil permits from all the various local and state agencies and then developing a set of construction drawings from our architect to build the retail center that best suits the marketplace.

Our general business strategy is to focus on for-sale commercial real estate development opportunities in the Greater Tampa Bay area that afford us the ability to produce products at price points where we believe there is significant and consistent long-term demand for new commercial space.  We believe the commercial property leasing industry is very cyclical in nature.  We recognize that current market conditions are extremely challenging.  Accordingly, we have adapted our business plan and strategy with the goal of protecting liquidity, enhancing our balance sheet and positioning our Company for future growth when market conditions improve.  In connection with this strategy, we have adopted a conservative approach to land acquisition and investment and have taken a patient approach with respect to market expansion.  We have developed a philosophy, that prior to purchasing a parcel of land, that we insure having at least fifty percent (50%) of the retail space committed to by tenants prior to construction commencement.

Over the past few years the Company has been focused more on 3rd party leasing assignments where the Company earns leasing commissions for leasing space in various retail centers.  The Company also has One (1) management contract in place.  The Company however is still setup to do development as the key personnel is still in place to handle such activity while the economy continues to recover and warrants new development.

Our Statement of Organization:

We were incorporated in Florida on May 27, 2003, as RJS Development, Inc.  Our principal executive offices are located at 200 Miramar Blvd., NE, Saint Petersburg, FL 33704.  Our phone number is (727) 709-3382.

The Offering Number of Shares Being Offered:

The selling security holders may sell up to 735,000 shares of common stock at $.01 per share.  Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.  Affiliated selling security holders and Non-affiliated selling security holders will sell at the fixed price of $.01 for the duration of the offering.  Selling shareholders are underwriters as defined under the Securities Act of 1933.

Number of Shares Outstanding After the Offering:	1,400,000 shares of our common stock are issued and outstanding. We have no other securities issued.

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below.  You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.  Any of the following risks could adversely affect our business, financial conditions and results of operations.

Risks Related To the Company

Purchase of our stock is a highly speculative and you could lose your entire investment.

We had a small profit in 2010 and in 2011 nearly tripled our profit in 2011. However, you should not assume that our plans and business prospects described herein will either materialize or prove successful.  Accordingly, you may lose all or a substantial part of your investment.  The purchase of our stock must be considered a highly speculative investment.

We can provide no assurances we will be able to continue as a going concern or raise additional financing in the future.

Failure to achieve significant revenues and profitability in the future would cause the market price for our common stock to decline further.

We currently have no market for our stock.  We have generated net losses for several years and have only recently shown a profit over the past two fiscal years. If we don’t achieve, increase or maintain revenues and continued profitability in the near future, we may not be able to generate a market for our common stock.

If we are unable to compete effectively with our competitors, we will not be successful generating revenues or attaining profits.

The real estate industry is highly competitive. Our ability to generate revenues and profitability is directly related to our ability to compete with our competitors. We face competition in our markets from competing technologies and direct competition from additional companies that may enter this market with greater financial resources than we have.  If we are unable to compete effectively, we will not be successful in generating revenues or attaining profits.

Loss of key personnel could cause a major disruption in our day-to-day operations and we could lose our relationships with third-parties with whom we do business.

Our future success depends in a significant part upon the continued service of our executive officer as key management personnel.  The loss of key personnel or the inability to hire or retain qualified replacement personnel could have cause a major disruption in our day-to-day operations and we could lose our relationships with third-parties with whom we do business, which could adversely affect our financial condition and results of operations.

We do not expect to be able to pay cash dividends in the foreseeable future, so you should not make an investment in our stock if you require dividend income.

 The payment of cash dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not paid or declared any cash dividends upon our Common Stock since our inception and by reason of our present financial status and our contemplated future financial requirements does not contemplate or anticipate making any cash distributions upon our Common Stock in the foreseeable future.

We have a limited market for our common stock which causes the market price to be volatile and to usually decline when there is more selling than buying on any given day.

Our common stock currently does not trade on any over the counter bulletin board. We currently have a trading symbol (RJSD), but it is not trading as we do not have a market maker as yet to take the stock to the market. However, if the stock was to trade it would be considered a “penny stock”.

Future sales of common stock into the public market place will increase the public float and may adversely affect the market price.

As of March 22, 2012, we have outstanding 1,400,000 shares of common stock, including an estimated 588,000 outstanding shares held by non-affiliated persons. Holders of restrictive securities may also sell their restrictive shares pursuant to Rule 144. In general, under Rule 144 of the Securities Act of 1933, as amended, shares of our common stock beneficially owned by a person for at least six months (as defined in Rule 144) are eligible for resale under Rule 144, subject to the availability of current public information about us and, in the case of affiliated persons, subject to certain additional volume limitations, manner of sale provisions and notice provisions. Pursuant to Rule 144, non-affiliates may sell or otherwise transfer their restricted shares without compliance with current public information where the restricted securities have been held for at least one year pursuant to Rule 144(a). Future sales of common stock or the availability of common stock for sale may have an adverse effect on the market price of our thinly traded common stock, which in turn could adversely affect our ability to obtain future funding as well as create a potential market overhang.

“Penny Stock” regulations may adversely affect your ability to resell your stock in market transactions.

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.

Our common stock will be subject to the penny stock regulations.  Compliance with the penny stock regulations by broker-dealers will likely result in price fluctuations and the lack of a liquid market for the common stock, and may make it difficult for you to resell your stock in market transactions.

Risks Related To This Offering

There Is No Public Market for Our Shares, and There We Do Not Know If One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

Purchasers of these shares are at risk of no liquidity for their investment.  Prior to this offering, there has been no established trading market for our securities, and we do not know that a regular trading market for the securities will develop.  We will be offering shares for sale in a company that has very limited offering of commercial real estate development services.  Due to the limited services we offer, we anticipate that demand for our shares will not be very high.  If a trading market does develop for the securities offered hereby, we do not know if it will be sustained.  We plan to apply to have our stock quoted on the over-the-counter (“OTC”) Electronic Bulletin Board.  Such application will be filed with the Financial Industry Regulatory Authority (“FINRA”).  We must obtain the services of a FINRA approved broker-dealer/market maker to file an application for our company and we do not know if such market maker will be to obtain a listing or if an established market for our common stock will be developed.

Since We Are Selling up to 735,000  Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter or Broker Selling Our Shares.

In our resale offering, we are selling up to a maximum of 735,000 shares of our common stock on a self-underwritten basis.  We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter. By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us.  We will undertake on our own to market and sell the securities to the public.  We have not set a minimum with respect to the amount of our securities that we intend to sell.  Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering.  This may cause our stockholders to lose all or a substantial portion of their investment.

Because it May Be Difficult to Effect a Change in Control of RJS Development, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

Joe Tyszko, President and Director, currently holds approximately 812,000 shares of our outstanding voting stock, of which 147,000 shares are being registered in this offering.  In addition, there are approximately 60,000 shares owned by relatives of Mr. Tyszko.  If Mr. Tyszko and his relatives choose to keep all of their stock (that is, they sell none of their stock during this offering), Mr. Tyszko and his family could retain their status as controlling security holders.  Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company and entrenching current management even though stockholders may believe other management may be better.  Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management’s consent.  Mr. Tyszko has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs.

The Possible Sale of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 735,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission.  The security holders may sell some or all of their shares immediately after they are registered.  In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

Our ability to raise additional capital through the sale of our stock in a private placement may be harmed by these competing re-sales of our common stock by the selling security holders.  Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.  The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock.  The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock.  These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.

We expect our business to solely consist of commercial real estate development.  We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace.  While our lack of diversification has not hurt our profitability in the past, our expansion of operations may impact our lack of diversity.  This lack of business diversification could cause you to lose all or some of your investment if we are unable to generate additional revenues since we do not expect to have any other lines of business or alternative revenue sources.

Changes in the Prices of Real Estate Can Be Volatile and These Changes Will Significantly Impact Our Financial Performance and the Value of your Investment.

Our results of operations and financial condition will be significantly affected by the cost and supply of real estate as well as our competitors.  Changes in the price of real estate for commercial development can cause us to operate unprofitably.  The cost of obtaining real estate at cost effective prices is something over which we have no control.  Generally, higher costs of land will produce lower profit margins.  This is especially true if market conditions do not allow us to pass through increased costs to our tenants.  There is no assurance that we will be able to pass through such costs through higher prices.  If we experience a sustained period of higher costs, such costs will reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.

There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth Less Than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares.  We established the offering price based on our recent sale of stock at par value, not based on perceived market value, book value, or other established criteria.  We did not obtain an independent appraisal opinion on the valuation of the shares.  The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Investors May Never Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.

Distributions are payable at the sole discretion of our board of directors.  We do not know the amount of cash that we will generate, if any, once we have more productive operations.  Cash distributions are not assured, and we may never be in a position to make distributions.

We May Not Be Able To Locate And Acquire New Office Space At An Affordable Price To Facilitate The Expansion Of Our Business.

In light of present economic circumstances, we presently are operating the Company business from the personal residence of our president, Joseph Tyszko.  We intend to locate and secure a separate office location for the Company as economic circumstances will allow in the future.  There are no assurances that we will be able to locate and secure separate office space on financial terms that are affordable by the Company.

The Penny Stock Rules Could Restrict the Ability of Broker-Dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less then $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes.  In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.  If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock.  Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.  Trading in our common stock will be subject to the “penny stock” rules.  Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment.  Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies.  As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions to identify these forward-looking statements.  Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.  Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by RJS Development, Inc. described in “Risk Factors” and elsewhere in this prospectus.  For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a)

an abrupt economic change resulting in an unexpected downturn in demand;

(b)

governmental restrictions or excessive taxes on land;

(c)

over-abundance of companies developing commercial properties to lease space or sell the developed building;

(d)

economic resources to support the development of our projects;

(e)

expansion plans, access to potential clients, and advances in technology; and

(f)

lack of working capital that could hinder the land acquisition for development of our projects.

Item 4. Use of Proceeds.

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

Item 5. Determination of Offering Price.

The price of the shares we are offering was arbitrarily determined by us.  The offering price bears no relationship whatsoever to our assets or earnings.  Among factors considered were:

(a)

Our recent sales of securities under Section 4(2) of the Securities Act of 1933, as amended, at par value,

(b)

Our relative cash requirements, and

(c)

Our management expertise.

Item 6. Dilution.

735,000 shares of the common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

Item 7. Selling Security Holders.

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders.  The selling security holders may offer for sale up to 735,000 of the 1,400,000 shares of our common stock issued to them. These numbers reflect a 25 for 1 reverse split that was effective in March 2012. Selling security holders, Affiliates and Non-affiliates must sell their shares at $0.01.  We will not receive any proceeds from such sales.  The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act.  All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the Company.  All expenses of this offering are being paid for by us on behalf of selling security holders.  The following table sets forth information on our selling security shareholders.  Explanatory footnotes relating to the footnote references appearing in the headings of this table are set forth below.

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering	Percentage Beneficially Owned prior to Offering	Shares to Offer	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
Joe Tyszko	812,000	58%	147,000	-	47.5%
Tom Tyszko	12,000	*	12,000	-	-
Loretta Tyszko	12,000	*	12,000	-	-
Jean Bolling	12,000	*	12,000	-	-
Steve Tyszko	12,000	*	12,000	-	-
Dawn Tyszko	12,000	*	12,000	-	-
Christy Hicks	12,000	*	12,000	-	-
Martae Pratt	12,000	*	12,000	-	-
Cathy Hicks	12,000	*	12,000	-	-
Tara Dobbins	12,000	*	12,000	-	-
Scott Dobbins	12,000	*	12,000	-	-
Pam Pitre	12,000	*	12,000	-	-
Shawn Pitre	12,000	*	12,000	-	-
Michael Pruitt	12,000	*	12,000	-	-
Troy Artz	12,000	*	12,000	-	-
Nate Rich	12,000	*	12,000	-	-
Gail McGrath	12,000	*	12,000	-	-
David Patterson	12,000	*	12,000	-	-
Wendy Patterson	12,000	*	12,000	-	-
Donna Jenkins	12,000	*	12,000	-	-
Cherie Jenkins	12,000	*	12,000		-
Greg Creten	12,000	*	12,000	-	-
John Maguire	12,000	*	12,000	-	-
Riley Maguire	12,000	*	12,000	-	-
Lacy Maguire	12,000	*	12,000	-	-
Vince Maguire	12,000	*	12,000	-	-
Rachel Maguire	12,000	*	12,000	-	-
Justin Boudreau	12,000	*	12,000	-	-
Vicky Lynn Payne	12,000	*	12,000	-	-
Susan Maxim	12,000	*	12,000	-	-
Kathleen Hartley	12,000	*	12,000	-	-
John Hartley Sr.	12,000	*	12,000	-	-
John Hartley Jr.	12,000	*	12,000	-	-
Laura King	12,000	*	12,000	-	-
Carl Barba	12,000	*	12,000	-	-
Rveva Bartlett	12,000	*	12,000	-	-
Kristen Graham	12,000	*	12,000	-	-
Leo Perez	12,000	*	12,000	-	-
Hank Kirkland	12,000	*	12,000	-	-
Joann Kirkland	12,000	*	12,000	-	-
Allison Diaz	12,000	*	12,000	-	-
Anthony Martingano	12,000	*	12,000	-	-
Paul Carbone	12,000	*	12,000	-	-
Cindy Carbone	12,000	*	12,000	-	-
Lori (Hill) DeSimone	12,000	*	12,000	-	-
Black Jack Cons., Inc.	12,000	*	12,000	-	-
Adrienne Wolfe	12,000	*	12,000	-	-

Joseph Franklin	12,000	*	12,000	-	-
Stephanie Fluke	12,000	*	12,000	-	-
Matt DeSimone	12,000	*	12,000	-	-
Total	1,400,000	*	735,000	-	-

*Less than 1%

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise.  The selling shareholders may effect these transactions by selling their future shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.  Each of the selling shareholders is an “underwriter” within the meaning of the Securities Act in connection with each sale of shares.  The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.  In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.

Item 8. Plan of Distribution.

Resale Offering

Our affiliated and non-affiliated selling security holders, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.01 per share, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.01 per share for the duration of this offering  In a post-effective amendment to this registration we will disclose pledges, donees and other transferees of the selling security holders, if any, as selling security holders.  The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)

On such public markets as the common stock may from time to time be trading;

(b)

In privately negotiated transactions;

(c)

Through the writing of options on the common stock;

(d)

 In short sales; or

(e)

In any combination of these methods of distribution.

In the even any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes.  Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the FINRA Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares.  The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares.  These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders.    Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act when eligible, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.  From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them.  The pledges, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders.  The number of selling security holders’ shares offered under this prospectus will decrease as and when they take such action.  The plan of distribution for the selling security holders’ shares will otherwise remain unchanged.  In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.  The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any profit on the sale of shares by the selling security holders and any commission or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.  Also, the selling security holders are subject to application provisions that limit the timing of purchasers and sale of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M.  In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.  We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum.  Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Item 9. Description of Securities to be Registered.

General

We are authorized to issue up to 75,000,000 shares of common stock, $.01 par value per share, of which 1,400,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore.  There are presently no plans to pay dividends with respect to the shares of our common stock.  Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock.  The common stock is not subject to any liability for further assessments.  There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call.  The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors.  The common stock does not have cumulative voting rights.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividends

We have never paid cash dividends on our common stock..  We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future.  Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement we will have 735,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock.  The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Item 10. Interest of Named Experts and Counsel.

The validity of the shares of common stock offered by this prospectus and certain other legal matters as to Florida law will be passed upon for us by Anslow & Jaclin LLP.

Our audited consolidated financial statements appearing in this prospectus and registration statement have been audited by Peter Messineo, CPA, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 11. Information with Respect to the Registrant.

Description of Business

Company History

We were incorporated on May 27, 2003 under the laws of the State of Florida.  On August 23, 2006 Amended and Restated Articles of Incorporation were filed with the Florida Department of State changing the par value of our stock from no par value to a par value of $.01 and the total authorized capital stock to 75,000,000 common shares.  Since inception, we have engaged in commercial real estate development.  We have office space at 200 Miramar Blvd., NE, Saint Petersburg, FL 33704.  RJS currently only requires minimal office space.  In light of present economic circumstances, we presently are operating the Company business from the personal residence of our president, Joseph Tyszko.  We intend to locate and secure a separate office location for the Company as economic circumstances will allow in the future.

Competition

The real estate development industry is highly competitive and fragmented.  Competitive overbuilding in local markets, among other competitive factors, could materially adversely affect commercial builders in those markets.  Commercial developers compete for financing, raw materials and skilled labor, as well as for the leases for space in their finished projects.  Additionally, competition for prime properties is intense and the acquisition of such properties may become more expensive in the future to the extent demand and competition increase.  We compete with other local, regional and national real estate developers.  Some of our competitors have greater financial, marketing, sales and other resources than we have, but we believe that we generally have an advantage in the Greater Tampa Bay market due to the experience of the Company.

We do not compete against all of the developers in our geographic market in all of our product types or submarkets; some developers focus on particular types of projects within those markets, such as large mall type buildings that are not in competition with our projects.  We believe the factors that commercial businesses seeking space consider when deciding whether to lease long-term from us include the location, value and design of our products.  We believe that we typically build attractive, innovative products in sought-after locations that are perceived as good value by our tenants.  Accordingly, we believe that we compare favorably in these factors.

Employees

As of March 2012, there are 2 full-time employees at RJS Development.  Our President, Joe Tyszko and Treasurer, Valerie Tyszko.  The Company has previously utilized outside consultants and sales personnel that were are paid on a specific fee basis or a commission basis, though no consultants were utilized in 2011 or 2010.  As market conditions improve, the Company may again utilize outside consultants.

Regulation

We are subject to a limited variety of local, state, and federal regulations.  While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulation applied to businesses, such as payroll taxes on the state and federal levels. Our current business requires that we comply with state corporate filings, city or county business license and the necessary business liability insurance.  The requirements of these regulations are minimal and do not cause any undue burden.

Description of Property

We do not own any real property.  Our business is presently operated from the residence of our President.

Legal Proceedings

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters

Our common stock is not quoted or traded on any quotation medium at this time.  We intend to apply to have our common stock included for quotation on the Over-The-Counter Bulletin Board (“OTC Bulletin Board”).  There can be no assurance that an active trading market for our stock will develop.  If our stock is included for quotation on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations in building construction, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in commercial real estate markets, changes in the market valuations of commercial real estate, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control.  In addition, the stock market in general, and the market for commercial real estate development in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.  These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 588,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register.  A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an  ”affiliate.”  An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer.  The definition of an “Affiliate” is critical to the operation of Rule 144, promulgated under the Securities Act.  Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time.  In general, pursuant to Rule 144, a shareholder who has satisfied a six month holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a one-year holding period.

Cash dividends have not been paid during the last three (3) years.  In the near future, we intend to retain any earnings to finance the development and expansion of our business.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  The declaration and payment of cash dividends by us are subject to the discretion of our board of directors.  Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors.  We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have fifty (50) stockholders of record of our common stock as of March 22, 2012.

Impact of the “Penny Stock” Rules On Buying Or Selling Our Common Stock

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes.  In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.  If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock.  Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the “penny stock” rules.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”).  You may read and copy any document that we file at the SEC’s public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference facilities.  Our SEC filings will be available to you free of charge at the SEC’s web site at www.sec.gov.

We are not required by Florida law to provide annual reports.  At the request of a shareholder, we will send a copy of an annual report to include audited financial statements.  In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this report.  The management’s discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Summary

RJS Development specializes in commercial real estate development and leasing.  Our business, financial condition and results of operations have improved over the prior year due to new leasing assignment. The market still faces high unemployment, lower family income, lower consumer confidence, a large number of foreclosures and homes for sale, increased volatility in the availability and cost of credit, shrinking mortgage markets, unstable financial institutions, lower valuation of retirement savings accounts, lower corporate earnings, lower business investment and lower consumer spending which continue to be an “overhang” on the general marketplace. We have maintained low operational expenditures as a result of the market crash in 2008 and 2009.

Over the past four years we have not been involved in any new development activity.  We have concentrated on renting and managing existing commercial locations on a contractual basis for the owners.  Our contracts are centered in the Tampa Bay area and are generally on a month-to-month basis.

Our expenses consist of minimal rent for office space and professional fees to keep the company active.  We do not own any property and have a minimal amount of equipment.  RJS currently requires minimum office space.  In light of past economic circumstances, during 2009, we moved the operations from rented space to the personal residence of our president, Joseph Tyszko, at 200 Miramar Blvd. NE, St Petersburg, FL 33704.  We are reimbursing his expenses on a month-to-month basis.  We intend to locate and secure a separate office location for the Company as economic circumstances will allow in the future.

We have no long-term commitments in the form of leases or loans.  Additional working capital, when necessary, has been provided by our majority shareholder in the form of short-term revolving loans from shareholder.

RJS has been doing business under their current name since May 2003 when the corporation was formed. On August 23, 2006 Amended and Restated Articles of Incorporation were filed with the Florida Department of State changing the par value of our stock from no par value to a par value of $.01 and the total authorized capital stock to 75,000,000 common shares.

Results of Operations

The year ended December 31, 2011and 2010

The following summary data is presented for the year ended December 31, 2011 and 2010:

For the Years Ended December 31,	2011	2010	% change
Revenues: easing and management fees	$104,047	$42,713	144%
Direct costs	-	-
Gross Margin	104,047	42,713	144%
Operating expenses:	72,361	30,210	140%
Net income	$31,686	$12,503	152%

Revenues

For the years ended December 31, 2011 and 2010, revenues were $104,047 and $42,713, respectively.  The increase in revenue was due to the addition of leasing commissions in 2011.  We continue to have one management contract in effect.

Operating Expenses

Operating expenses were incurred in the amount of $72,361 for the year ended December 31, 2011, compared to $30,210 for the comparative year ended December 31, 2010. The change was due to an increase in general and administrative expenses due to legal fees and transfer agent fees for the 211 process in obtaining our trading symbol and commission and consulting expenses.

Net Income

The Company recorded net income for the year ended December 31, 2011 in the amount of $31,686 compared to net income of $12,503 for the year ended December 31, 2010. The change in the year earnings is primarily related to the increase in revenues.

Liquidity and Capital Resources

At December 31, 2011, we had cash of $1,455, working capital of $12,600, an accumulated surplus of $12,433 and shareholder surplus of $12,783.

For the year ended December 31, 2011, net cash provided by operating activities was $8,967 primarily due to our increase in income of $31,686.  During the year ended December 31, 2011we had no investing activities and used $7,724 in operating activities as funds were used to pay down previous advances from our majority shareholder.

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current debt obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the private sources and/or debt financing.  However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability.

The commercial real estate development market trend has seen signs of stabilization but there still remains a lot of uncertainty as companies in general are still not hiring at a pace to sustain a healthy growth in GDP (Gross Domestic Product) and only select retailers are expanding which limits our ability to develop shopping centers and lease space in existing shopping centers.

Our internal liquidity is provided by our operations.  The Company is dependent on additional funding to continue business.  The Company will seek capital investment, through private placement of its common stock or through debt arrangement.  The Company has historically received temporary debt arrangements from its majority shareholder to bridge temporary cash needs, however the majority shareholder has no obligation to continue this arrangement.

Although we are seeking to expand our services, the uncertain economy could have a material adverse effect on such plans.  While we have seen improvement in the business economy, we cannot be assured that continued recovery will occur.

At December 31, 2011 the Company had minimal cash to meet current obligations.  The Company may rely upon the issuance of common stock and additional capital contributions from shareholders to fund any operating shortfall.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements.

Significant Accounting Policies and Recent Accounting Developments

The Company follows SFAS No. 128, “Earnings Per Share.” Basic earnings per share calculations are determined by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share calculations are determined by dividing net income by the weighted average number of shares. There are no share equivalents and, thus, anti-dilution issues are not applicable.

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below.  Our By-Laws provide for not less than one and not more than fifteen directors.  All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Directors and Executive Officers

Name	Age	Position
Joe Tyszko	42	President, Secretary and Chairman of the Board of Directors (1)
Valerie Tyszko	40	Director

(1)

This is the first Directorship of a reporting company held by Mr. Tyszko and he will serve as a director until the next annual shareholder meeting.

(2)

This is the first Directorship of a reporting company held by Mrs. Tyszko and she will serve as a director until the next annual shareholder meeting.

Background of Executive Officers and Director

Joe Tyszko has been a director for our company since its inception. Originally from Dunkirk, New York, Joe Tyszko attended college at Clarion University in Pennsylvania.  Graduating Magna Cum Laude, he went to work for Ernst & Young, a “Big 6” public accounting firm (at the time) in Pittsburgh, PA from 1991 until 1993.  He moved to Saint Petersburg, Florida in 1993 and started his real estate career with a full service development company named Paragon Group.  Mr. Tyszko did management, accounting and retail leasing for Paragon during his first year earning “Employee of the Year”.  After two years at Paragon, he moved to a smaller firm, Merin Summa Codmin, which focused on leasing a variety of shopping centers throughout west central Florida.  During the next two years, Mr.  Tyszko became experienced in the retail leasing business through a variety of projects in different markets throughout West Central Florida.

Mr. Tyszko was then recruited by Trammel Crow, a major development and leasing company.  Mr. Tyszko was responsible for leasing over one million square feet of retail properties owned and managed by Trammel Crow.  Mr. Tyszko gained extensive experience in this endeavor by reporting to major clients like GE Capital, Aetna Insurance Company, GE Investments and other public and private equity firms.

Mr. Tyszko then became self-employed with the incorporation of RJS Development, Inc. after compiling excellent experience while working for these three commercial real estate companies.  From that point on, he was involved in over two dozen developments ranging from acquisition and dispositions of tracts of land and to national, regional and local tenants, to building or selling over twenty (20) retail and office developments.  Since 2001, Mr. Tyszko’s primary core business has been retail developments which are his primary expertise but he has also developed or sold office and industrial facilities. Mr. Tyszko does not perform any duties for JVT Development, Inc., which Mr. Tyszko owns, and which is now a dormant company.

Valerie Tyszko has served as our Treasurer and as a Director since 2006.  Originally from Montreal, Canada, Mrs. Tyszko relocated to Florida in August 1992.  She began her career in real estate while working for Archstone Communities from 1994 to 2000.  Archstone Communities is an apartment company that both owns and manages upscale luxury apartment communities across the United States and Europe.  Mrs. Tyszko held two positions while with Archstone Communities in both the corporate office as well as a property manager affording her both the experience and knowledge regarding the day-to-day operations of residential commercial real estate.

She then joined AG Armstrong Development, LLC in 2000 until 2003 as a commercial leasing agent after spearheading the design and development of its first apartment community, Tall Timbers.  As a leasing agent, she was directly responsible for the lease up of newly constructed Publix supermarket anchored shopping centers.

Mrs. Tyszko joined RJ King & Associates Commercial Real Estate Company, a full service brokerage firm, from 2003 to 2006, where she represented developers and owners in transactions such as leasing, sales and property management.

Upon joining RJS Development, Inc. she resigned her position at RJ King & Associates in order to assist her husband Joe Tyszko and their company with the marketing and development of numerous shopping centers.  As Vice President, she is responsible for not only site acquisitions, marketing and leasing of RJS Development projects, but also for the corporate administration of the company which includes, but is not limited to, human resources, marketing, office management and licensure compliance.

Family Relationships

The officers are husband and wife.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last ten years in any of the following:

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the executive officers who served at the end of the fiscal years December 31, 2011 and 2010,  for services rendered in all capacities to us.  The listed individuals shall hereinafter be referred to as the “Named Executive Officers.”  Currently, we have no employment agreements with any of our Directors or Officers.  All of our directors are unpaid.  Compensation for the future will be determined when and if additional funding is obtained.

Summary Compensation

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities	LTIP	All Other
		Salary	Bonus	Compen-	Stock	Underlying	Payouts	Compensa-
Name and principal position	Year	($)	($)	sation ($)	Award(s) $	Options/SARS	($)	tion ($)
Joe Tyszko (1), President,	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Secretary and Chairman of the
Board of Directors	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Valerie Tyszko (2),	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Treasurer/Director	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)

There is no employment contract with Mr. Tyszko at this time.  Nor are there any agreements for compensation in the future.  A salary and stock options and/or warrants program may be developed in the future.

(2)

There is no employment contract with Valerie Tyszko at this time.  Nor are there any agreements for compensation in the future.  A salary and stock options and/or warrants program may be developed in the future.

Compensation Committee Interlocks and Insider Participation

Currently, our Board of Directors consists of Mr. Joe Tyszko, and Valerie Tyszko.  We are not actively seeking additional board members at this time.  At present, the Board of Directors has not established any committees.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of March 22, 2012, and our officers and directors, individually and as a group.  Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable.  Subject to community property laws, where applicable, the persons or entities named in Table 5.0 (See “Selling Security Holders”) have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Beneficial Ownership Table

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock (1)
Joe Tyszko 200 Miramar Blvd. NE St. Petersburg, FL 33704	812,000	58%
Valerie Tyszko (2) 200 Miramar Blvd. NE St. Petersburg, FL 33704	812,000	58%
All Executive Officers and Directors as a Group	812,000	58%

(1)

Based on 1,400,000 shares of common stock issued and outstanding as of March 22, 2012.

(2)

The shares represented by the beneficial ownership of Valerie Tyszko are individually owned by her husband, Joe Tyszko.

Transactions With Related Persons, Promoters and Certain Control Persons

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors, or any related persons or promoters.

Director Independence

We do not presently have any independent directors.  We consider independent directors to be individuals who are not employed by the Company in any capacity and who do not have any equity ownership interest in the Company.  Our Board of Directors is comprised of our President, Joe Tyszko and his wife, Valerie Tyszko who also serves as our Treasurer.  We intend to seek independent directors for our board of directors when the real estate market conditions improve and we are able to provide compensation for our board of director members.

Item 12A. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Our Articles of Incorporation do include a provision under Article X, to permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Our By-Laws, Article X, Section 3, do permit up to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of RJS Development, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Financial Statements

RJS Development, Inc.

As of December 31, 2011 and 2010

And for the Years Ended December 31, 2011 and 2010

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Report of Independent Registered Public Accounting Firm

Board of Directors

RJS Development, Inc.

St. Petersburg, Florida

I have audited the accompanying balance sheets of RJS Development, Inc. as of December 31, 2011 and 2010 and the related statements of income, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, based on my audits, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Peter Messineo

Peter Messineo, CPA

Palm Harbor, Florida

March 5, 2012

RJS Development, Inc.
Balance Sheets

	December 31,	December 31,
	2011	2010
Assets
Current assets
Cash	$1,455	$213
Accounts receivable	24,961	--
Total current assets	26,416	213

Property and equipment, net of accumulated depreciation of $8,289 and $7,555, respectively	184	918

Total Assets	$26,600	$1,131

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$13,817	$12,310
Notes payable to Shareholder	--	7,724
Total current liabilities	13,817	20,034
Total liabilities	13,817	20,034

Stockholders' Equity
Common Stock, $.01 par value, 75,000,000 shares authorized; 1,400,000 and 1,400,000 shares issued and outstanding, respectively *	14,000	14,000
Additional paid-in capital	(13,650)	(13,650)
Retained Earnings (Accumulated Deficit)	12,433	(19,253)
Total stockholders’ equity	12,783	(18,903)

Total Liabilities and Stockholders' Equity	$26,600	$1,131

* Common shares outstanding have been retroactively restated for 25:1 reverse split, effective March 2012.

The accompanying notes are an integral part of these financial statements.

RJS Development, Inc.
Statement of Operations

	For the Year Ended
	December 31,
	2011	2010

Revenues	$104,047	$42,713

Operating expenses:
General and administration	11,908	4,133
Selling expenses	31,537	400
Professional fees	15,740	19,052
Rents	5,400	5,400
Depreciation	735	1,225
Total operating expenses	65,320	30,210

Operating income	38,727	12,503

Provision for income taxes	7,041	--

Net income	$31,686	$12,503

Earnings per share, primary and dilutive	$0.02	$0.01

Weighted average shares outstanding primary and dilutive *	1,400,000	1,400,000

* Common shares outstanding have been retroactively restated for 25:1 reverse split, effective March 2012

The accompanying notes are an integral part of these financial statements.

RJS Development, Inc.

Statement of Stockholders' Equity (Deficit)

				Retained
			Additional	Earnings	Stockholders'
	Common *		Paid in	(Accumulated	Equity
	shares	$.01 par	Capital	Deficit)	(Deficit)

Balance at December 31, 2009	1,400,000	$14,000	$(13,650)	$(31,756)	$(31,406)

Net income	-	-	-	12,503	12,503

Balance at December 31, 2010	1,400,000	14,000	(13,650)	(19,253)	(18,903)

Net income	-	-	-	31,686	31,686

Balance at December 31, 2011	1,400,000	$14,000	$(13,650)	$12,433	$12,783

* Common shares outstanding have been retroactively restated for 25:1 reverse split, effective March 2012.

The accompanying notes are an integral part of these financial statements.

RJS Development, Inc.

Statements of Cash Flows

	For the Year Ended
	December 31,
	2011	2010

Cash Flows from Operating Activities:
Net income	$31,686	$12,503
Adjustment to reconcile Net Income to net cash provided by operations:
Depreciation and amortization	735	1,225
Changes in assets and liabilities:
Accounts receivable	(24,961)	-
Accounts payable and accrued expenses	1,507	1,035
Net Cash (Used) Provided by Operating Activities	8,967	14,763

Cash Flows from Financing Activities:
Net repayment of stockholder advances	(7,724)	(15,030)
Net Cash (Used) Provided by Operating Activities	(7,724)	(15,030)

Net decrease in cash	1,243	(267)

Cash at beginning of period	213	480

Cash at end of period	$1,455	$213

Supplemental cash flow information:
Interest paid	$-	$-
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

RJS Development, Inc.

Notes to the Financial Statements

December 31, 2011 and 2010

Note 1

Organization, Business Operations and Summary of Significant Accounting Policies

Summary

RJS Development specializes in commercial real estate development.  RJS has been doing business under their current name since May 27, 2003.  Originally formed to do any and all legal business, the intent of the corporation was to specialize in commercial real estate development, primarily retail shopping centers.  The President has been involved in commercial real estate projects ranging from strip center development, to acquiring vacant land, going through the rezoning process, obtaining all civil permits and approvals and then selling platted lots to retailers.  We build projects with the intent that they be sold either as fee-simple properties, be held in a limited liability corporation for which the President is a principal or have permanent debt placed on the assets and held as stabilized investment properties.  We focus on geographic areas, products and price points where we believe there is significant demand for new commercial space and the potential for attractive returns to our company and investors. We currently develop and build in the Greater Tampa Bay market where we target a diverse range of companies that need to lease commercial space. The Greater Tampa Bay Area is generally considered to include Hillsborough, Pinellas, Pasco and Sarasota, Florida counties.  Principal cities in these counties include Clearwater, Tampa, St. Petersburg and Sarasota, Florida.  These counties also include several smaller municipalities that surround the city limits of the aforementioned cities.

Business and Operations

The Company was incorporated May 27, 2003 in the State of Florida.  The Company is in the business of providing development services in the real estate industry.  The Company operated in the Tampa Bay area on the West Coast of Florida.

Basis for Presentation

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America.  These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Fair Value Instruments

FASB ASC 820, “Fair Value Measurements and Disclosures establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Financial Instruments

The Company’s balance sheets include the following financial instruments: cash, accounts receivable, and accounts payable.  The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.  The carrying value of the loan from stockholder approximates fair value due an expected short time frame and revolving nature of the loan.

Cash and Cash Equivalents

The majority of cash is maintained with a major financial institution in the United States.  At times during the year deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents.  At December 31, 2011, there were no cash equivalents.

Fixed Assets

Furniture and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful live of the asset, which is 5-7 years.  Major expenditures that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted.  Based upon its most recent analysis, the Company believes that no impairment of equipment existed at December 31, 2011.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  The Company did not recognize any impairment losses for any periods presented.

Revenue Recognition

The Company generates revenue through a variety of development services.  The Company recognizes its revenue on the accrual basis which considers revenue to be earned when the services have been performed.  Management fee revenue is recorded monthly over the term of the contract.  Leasing revenues are recorded on a straight-line basis over the length of the initial leasing term.  Leasing commission income is recorded when the lease is signed and the amount of commission can be determined.

Concentration of Credit Risk

All revenue recognized in 2011 and 2010 was generated from services performed for a minimal number of clients.

Advertising

The costs of advertising are expensed as incurred.  Advertising expense was $0, and $0 for the years ended December 31, 2011 and 2010, respectively.  Advertising expenses, when incurred, are included in the Company’s selling expenses.

Income Taxes

Prior to April 30, 2007, the Company reported its earnings under the S-Corporation election and thereby all taxable income was passed-thru to the sole shareholder and is taxed at the shareholder’s ordinary tax rate.

On April 30, 2007 the Company issued stock to a corporation thereby automatically terminating the S-Corporation election.  As a result, earnings are taxed to the corporation when earned and are no longer passed through directly to the shareholders.  In addition, earnings will be taxed at the corporate tax rate which varies on a graduated basis between 15% and 35%.

The Company accounts for income taxes under FASB Codification Topic 740 which requires use of the liability method.  Topic 740 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences.  Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.  A valuation allowance may be applied against the net deferred tax when and if there is an uncertainty of its ultimate realization.

Earnings Per Share

Basic earnings per share calculations are determined by dividing net income by the weighted average number of shares outstanding during the year.  Diluted earnings per share calculations are determined by dividing net income by the weighted average number of shares and share equivalents at the end of each period.  There were no share equivalents at either December 31, 2011 or 2010 and, therefore, anti-dilution issues are not applicable.

Subsequent Events

Management of the Company has reviewed subsequent events through the date of filing.  Subsequent events have been evaluated for disclosure through that date.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact our financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (ASU 2011-05). This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the requirement within ASU 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. During the deferral, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the issuance of ASU 2011-05. These ASUs are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. As these accounting standards do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, the adoption of these standards is not expected to have an impact on our financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (ASU 2011-04). This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (level 3) inputs. This ASU is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. The adoption of this standard is not expected to have a material impact on our financial position or results of operations.

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company's present or future financial statements.

Note 2

Property and Equipment

Property and equipment, as of December 31, consist of:

	2011	2010
Equipment	$3,991	$3,991
Furniture	4,482	4,482
Total property and equipment	$8,473	$8,473
Less accumulated depreciation	8,289	7,555
Net book value	$184	$918

Depreciation of property and equipment was $735 and $1,225 for the years ended December 31, 2011and 2010, respectively.

Note 3

Income Taxes

The provision for federal and state income taxes for the years ended December 31 is as follows:

	2011	2010
Income tax provision (benefit) at statutory rate	$(4,300)	$4,300
State income tax expense (benefit), net of federal benefit	(400)	400
Subtotal	(4,700)	4,700
Less reserve for allowance	4,700	(4,700)
Deferred Tax Asset	$-	$-

Net deferred tax assets and liabilities were comprised of the following:
Net Operating Losses	$7,100	$(7,100)
Less reserve for allowance	(7,100)	7,100
Deferred Tax Asset	$-	$-

The Company had previously recorded a 100% valuation allowance against the net deferred tax asset, resulting from net operating losses generated, through December 31, 2010, due to the uncertainty of its ultimate realization.  For the year ended December 31, 2011 the Company earned profits in excess of the prior net operating loss and has applied the benefit, thereby recognizing the deferred asset, previously off-set by the valuation allowance.  The Company has effectively recognized the benefit in the current year as an off-set to the current income tax provision.  The Company does not have any carryforward temporary differences which would result in a deferred tax asset or liability.

Note 4

Equity

Common Stock includes 75,000,000 shares authorized at a par value of $0.01. The holders of Common Stock, voting together, shall appoint the members of the Board of the Directors. Each share of Common Stock is entitled to one vote.  At December 31, 2011, there were 1,400,000 (35,000,000 pre-reverse split) shares of common stock outstanding.

Note 5

Related Party Transactions

Loans from Shareholder

The majority owner has and anticipates it to be necessary to advance cash to the Company, based on cash requirements. The amounts due to the majority shareholder were $0 and $7,724 as of December 31, 2011 and 2010, respectively. These cash advances are considered temporary in nature. There are no repayment terms and currently are not interest bearing. At December 31, 2011 all advances have been repaid.

Rent Expense

The Company has limited needs for office space.  During 2011 and 2010, the Company used facilities provided by an officer.  The use of the facility is expected to be temporary in nature and lease terms are month to month.  The Company recognized rent expense of $5,400 and $5,400, paid to this officer, for the years ended December 31, 2011and 2010, respectively.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

Note 6

Commitments and Contingencies

From time to time the Company may be a party to litigation matters involving claims against the Company.  The Company does not believe any un-asserted claims that may exist would have a materially adverse effect on the Company’s financial position or results of operations.

Note 7

Subsequent Events

On or about January 31, 2012, the Company received written consents in lieu of a meeting of Stockholders from holders of 20,300,000 shares representing approximately 58% of the 35,000,000 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) authorizing the Company’s Board of Directors, to effect a reverse split of the Company’s common stock, par value $.01 per share, twenty five for one share outstanding (25:1) (pursuant to which the number of authorized shares of common stock will remain 75,000,000 following such reverse stock split) (the “Reverse Stock Split”); any fractional shares post-split will be rounded up to the next whole share.  The effective date of the Reverse Stock Split is estimated to be effective and approved by FINRA in March or early April 2012.

The financial statements have been retroactively adjusted for the reverse-split.  All shares and per share information reflect the reverse split.

735,000 Shares of Common Stock

RJS DEVELOPMENT, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until      , 2012, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is ______, 2012

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

The following table sets forth the costs and expenses payable by RJS Development, Inc. in connection with the sale of the securities being registered.  All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$7.22
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,750.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$30,000.00
Transfer Agent’s Fees and Expenses	$2,000.00
Miscellaneous	$5,000.00
Total	$49,757.12

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Item 14. Indemnification of Directors and Officers.

Our Amended and Restated Articles, Article X, permits the corporation to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense.

In addition, our By-Laws, Article X, Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification.  We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

CODE OF ETHICS

We have adopted a code of ethics as of September 2007 that applies to our principal executive officer, principal financial officer and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission an in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission.  You may read and copy any document that we file at the SEC’s public reference facilities at 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference facilities.  Our SEC filings will be available to you free of charge at the SEC’s web site at www.sec.gov.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance ad sales of RJS Development, Inc.’s common stock without registration during the last three years.  No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.  The following securities of RJS Development, Inc. were issued by RJS within the past three (3) years and were not registered under the Securities Act of 1933:

On September 30, 2005 the Board of Directors authorized the sale of up to fifty thousand (50,000) additional shares of stock.  The company sold twenty-one thousand (21,000) of the authorized fifty thousand (50,000) shares and then closed the sale of additional shares. The sale of stock to the following individuals was issued shares from the authorized capital stock for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering.  There was no distribution of a prospectus, private placement memorandum, or business plan to the public.  There was no information transmitted by electronic means or by use of the Internet.  Shares were sold to friends, family and personal business acquaintances of the President, Joe Tyszko.  Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Joe Tyszko.  Each individual is considered educated and informed concerning small investments, such as the $3.00 investment in our company.  The sale of the shares occurred between October 11, 2006 and November 2, 2006 to the following individuals.  Upon receipt of the executed subscription agreements, the sale of any individual shares was closed by the Board of Directors.  The following table reflects retroactive effect to the forward stock splits that occurred after the date of issuance.

Name of Stockholder	Shares Received	Date Shares Sold	Consideration
Joe Tyszko	20,300,000		$3.00
Tom Tyszko	300,000	01/30/07	$3.00
Loretta Tyszko	300,000	01/30/07	$3.00
Jean Bolling	300,000	01/30/07	$3.00
Steve Tyszko	300,000	01/30/07	$3.00
Dawn Tyszko	300,000	01/30/07	$3.00
Christy Hicks	300,000	01/30/07	$3.00
Martae Pratt	300,000	01/30/07	$3.00
Cathy Hicks	300,000	01/30/07	$3.00
Tara Dobbins	300,000	01/30/07	$3.00
Scott Dobbins	300,000	01/30/07	$3.00
Pam Pitre	300,000	03/21/07	$3.00
Shawn Pitre	300,000	03/21/07	$3.00
Michael Pruitt	300,000	01/30/07	$3.00
Troy Artz	300,000	01/30/07	$3.00
Nate Rich	300,000	01/30/07	$3.00
Gail McGrath	300,000	03/21/07	$3.00
David Patterson	300,000	01/30/07	$3.00
Wendy Patterson	300,000	01/30/07	$3.00
Donna Jenkins	300,000	01/30/07	$3.00
Cherie Jenkins	300,000	01/30/07	$3.00
Greg Creten	300,000	01/30/07	$3.00
John Maguire	300,000	01/30/07	$3.00
Riley Maguire	300,000	01/30/07	$3.00
Lacy Maguire	300,000	01/30/07	$3.00
Vince Maguire	300,000	01/30/07	$3.00
Rachel Maguire	300,000	01/30/07	$3.00
Justin Boudreau	300,000	01/30/07	$3.00
Vicky Lynn Payne	300,000	01/30/07	$3.00
Susan Maxim	300,000	01/30/07	$3.00
Kathleen Hartley	300,000	01/30/07	$3.00
John Hartley Sr.	300,000	01/30/07	$3.00
John Hartley Jr.	300,000	01/30/07	$3.00
Laura King	300,000	01/30/07	$3.00
Carl Barba	300,000	01/30/07	$3.00
Rveva Bartlett	300,000	01/30/07	$3.00
Kristen Graham	300,000	01/30/07	$3.00

Leo Perez	300,000	01/30/07	$3.00
Hank Kirkland	300,000	03/21/07	$3.00
Joann Kirkland	300,000	03/21/07	$3.00
Allison Diaz	300,000	03/21/07	$3.00
Anthony Martingano	300,000	03/21/07	$3.00
Paul Carbone	300,000	03/21/07	$3.00
Cindy Carbone	300,000	03/21/07	$3.00
Lori (Hill) DeSimone	300,000	03/21/07	$3.00
Black Jack Cons., Inc.	300,000	03/21/07	$3.00
Adrienne Wolfe	300,000	03/21/07	$3.00
Joseph Franklin	300,000	03/21/07	$3.00
Stephanie Fluke	300,000	03/21/07	$3.00
Matt DeSimone	300,000	03/21/07	$3.00

Item 16. Exhibits and Financial Statement Schedules.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.  All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation*
3.2	By-Laws*
5.1	Opinion of Anslow & Jaclin, LLP
23.1	Consent of Peter Messineo, C.P.A.
23.2	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)
* Denotes incorporation by reference from original filing of registration statement on Form S-1 on June 16, 2008

Item 17. Undertakings.

(a)

Rule 415 Offering.  The undersigned registrant hereby undertakes to:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b)

Request for Acceleration of Effective Date.  Insofar as indemnification for liabilities arising under the Securities Act  may be permitted to directors, officers and controlling persons of the registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Petersburg, State of Florida, on March 23, 2012.

RJS DEVELOPMENT, INC.

By:  /s/ Joe Tyszko

Joe Tyszko, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/Joe Tyszko Joe Tyszko	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Secretary, Chairman of the Board of Directors	March 23, 2012
/s/Valerie Tyszko Valerie Tyszko	Treasurer/Director	March 23, 2012